Exhibit 23.1

KPMG LLP Suite 1900 150 West Jefferson Detroit, MI 48226

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 8, 2024, with respect to the consolidated financial statements of Lineage, Inc., included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Detroit, Michigan

June 25, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.